EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2019 Fourth Quarter and Year-End Results

•	Record Full-Year Sales of $3.5 Billion, Up 13.0% YoY

•	Full-Year EPS of $3.68; Non-GAAP Adjusted EPS of $4.41, Up 18.0% YoY

•	Fourth Quarter Sales of $882.7 Million; EPS of $1.02

•	Fourth Quarter Results Include: $3.4 Million Non-cash LIFO Charge

•	($0.07 Per Share or 40 Bps); $0.18 Per Share of Discrete Tax Expense

•	Fourth Quarter Cash from Operations of $103 Million; Free Cash of $96 Million

CLEVELAND, OHIO (August 14, 2019) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2019 year ended June 30, 2019.

Net sales for the quarter decreased 1.7% to $882.7 million from $897.7 million in the prior year. The change in sales includes a 2.2% increase from acquisitions, partially offset by a negative 0.4% from foreign currency and a negative 0.8% selling day impact. Excluding these factors, sales decreased 2.7% on an organic daily basis. Net income was $39.8 million, or $1.02 per share, compared to $40.4 million, or $1.03 per share, in the prior year. EBITDA was $87.6 million compared to $87.0 million in the prior year. Results include $7.0 million or $0.18 per share of discrete tax expense in the quarter, as well as a pre-tax $3.4 million non-cash LIFO charge, compared to $0.1 million in the prior year quarter and guidance of $2.5 million.

For the twelve months ended June 30, 2019, sales were $3.47 billion, an increase of 13.0% compared with $3.07 billion last year, or 1.9% on an organic daily basis. Net income was $144.0 million on a reported basis, or $3.68 per share. Non-GAAP adjusted net income was $172.6 million, or $4.41 per share and up 18.0% from the prior year. EBITDA was $328.4 million, an increase of 18.1% compared to $278.1 million last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Despite slower end-market demand and ongoing inflationary headwinds, we ended fiscal 2019 on an encouraging note with fourth quarter margins, EBITDA, and free cash meeting or exceeding our expectations. This demonstrates our ability to adapt, execute, and generate cash in any demand environment, as well as benefit from various self-help initiatives. Consistent with recent macroeconomic industrial reports, we saw a slowing in demand across industrial, process, and energy end markets during the quarter. Combined with ongoing fluid power technology market headwinds and difficult comparisons, our sales declined organically. While the industrial backdrop is proving more challenging near-term, we see sustained momentum from our differentiated industry position and operational strategy, as highlighted by our collective fiscal 2019 performance including consistent margin improvement, and respective EBITDA and free cash growth of 18% and 30%.”

Outlook
Today the Company also provided its initial outlook for fiscal 2020. For the full year, the Company is forecasting an EPS range of $4.20 to $4.50 on a change in sales of down 2% to up 2%, including down 5% to down 1% on an organic daily basis. In addition, the Company is forecasting free cash of $200 million to $220 million, or up 30% at the mid-point.

Mr. Schrimsher concluded, “We are mindful of broader industrial cycle uncertainty entering fiscal 2020, which is reflected in our guidance. While reinforcing our cost discipline and cash generation potential near-term, we remain focused on our long-term growth strategy and believe our products and solutions are increasingly critical given an aging and tighter industrial labor force, more sophisticated production equipment and processes, a focus on plant floor optimization, and compliance and regulatory requirements. Combined with sustained margin opportunities and our leading technical and service-oriented position in engineered solutions and flow control markets, we are favorably positioned as the cycle evolves near-term. Over the intermediate to long-term we expect accelerating growth potential via secular market tailwinds and share gains given this industry position, as well as our recent expansion into automation solutions with the agreement to acquire Olympus Controls. This multi-faceted and technical-oriented growth strategy presents many new and relevant opportunities to drive shareholder value as we enter the next decade and approach the Company’s 100th year anniversary.”

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 14, 2019. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 5159526. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 5159526.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “outlook,” “forecast,” “guidance,” “believe,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director - Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2019	2018	2019	2018
Net Sales	$ 882,743	$ 897,721	$ 3,472,739	$ 3,073,274
Cost of sales	625,392	634,034	2,465,116	2,189,279
Gross Profit	257,351	263,687	1,007,623	883,995
Selling, distribution and administrative,
including depreciation	185,376	192,856	742,241	658,168
Intangible impairment	0	0	31,594	0
Operating Income	71,975	70,831	233,788	225,827
Interest expense, net	10,187	10,964	40,188	23,485
Other income, net	(332)	(354)	(881)	(2,376)
Income Before Income Taxes	62,120	60,221	194,481	204,718
Income Tax Expense	22,317	19,859	50,488	63,093
Net Income	$ 39,803	$ 40,362	$ 143,993	$ 141,625
Net Income Per Share - Basic	$ 1.03	$ 1.04	$ 3.72	$ 3.65
Net Income Per Share - Diluted	$ 1.02	$ 1.03	$ 3.68	$ 3.61
Average Shares Outstanding - Basic	38,579	38,682	38,670	38,752
Average Shares Outstanding - Diluted	38,993	39,312	39,160	39,281

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1)
Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2)
As a result of the continued decline in the oil & gas industry in Western Canada, the Company performed an impairment analysis for certain long-lived intangible assets related to the Company's Reliance upstream oil & gas operations in Canada during the quarter ended March 31, 2019.  As a result of this test, the Company determined that the net book values of these long-lived intangible assets were impaired and recognized a non-cash impairment charge of $31.6 million.  The Company also recorded a valuation allowance against its Canadian deferred tax assets of $3.8 million.

3)
In the quarter ending March 31, 2019, the Company incurred certain restructuring charges primarily for oil & gas operations. Total restructuring charges reduced gross profit for the quarter by $0.7 million and operating income by $2.3 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2019	June 30, 2018

Assets
Cash and cash equivalents	$ 108,219	$ 54,150
Accounts receivable, net	540,902	548,811
Inventories	447,555	422,069
Other current assets	51,462	32,990
Total current assets	1,148,138	1,058,020
Property, net	124,303	121,343
Goodwill	661,991	646,643
Intangibles, net	368,866	435,947
Other assets	28,399	23,788
Total Assets	$ 2,331,697	$ 2,285,741

Liabilities
Accounts payable	$ 237,289	$ 256,886
Current portion of long-term debt	49,036	19,183
Other accrued liabilities	137,469	156,482
Total current liabilities	423,794	432,551
Long-term debt	908,850	944,522
Other liabilities	102,019	93,705
Total Liabilities	1,434,663	1,470,778
Shareholders' Equity	897,034	814,963
Total Liabilities and Shareholders' Equity	$ 2,331,697	$ 2,285,741

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended June 30,

	2019	2018

Cash Flows from Operating Activities
Net income	$ 143,993	$ 141,625
Adjustments to reconcile net income to net cash provided
by operating activities:
Intangible impairment	31,594	0
Depreciation and amortization of property	20,236	17,798
Amortization of intangibles	41,883	32,065
Amortization of stock appreciation rights and options	2,437	1,961
Gain on sale of property	(459)	(335)
Other share-based compensation expense	4,474	4,666
Changes in assets and liabilities, net of acquisitions	(70,222)	(54,227)
Other, net	6,665	3,751
Net Cash provided by Operating Activities	180,601	147,304
Cash Flows from Investing Activities
Capital Expenditures	(18,970)	(23,230)
Proceeds from property sales	1,003	978
Acquisition of businesses, net of cash acquired	(37,526)	(775,654)
Other	391
Net Cash used in Investing Activities	(55,102)	(797,906)
Cash Flows from Financing Activities
Net borrowings (repayments) under revolving credit facility	(19,500)	19,500
Long-term debt borrowings	175,000	780,000
Long-term debt repayments	(161,738)	(125,420)
Debt issuance costs	(775)	(3,298)
Purchases of treasury shares	(11,158)	(22,778)
Dividends paid	(47,266)	(45,858)
Acquisition holdback payments	(2,610)	(319)
Taxes paid for shares withheld for equity awards	(3,492)	(1,645)
Exercise of stock appreciation rights and options	0	102
Net Cash (used in) provided by Financing Activities	(71,539)	600,284
Effect of Exchange Rate Changes on Cash	109	(589)
Increase (decrease) in cash and cash equivalents	54,069	(50,907)
Cash and cash equivalents at beginning of year	54,150	105,057
Cash and Cash Equivalents at End of Year	$ 108,219	$ 54,150

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures.  The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results.  These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2019	2018	2019	2018
Net Income	$ 39,803	$ 40,362	$ 143,993	$ 141,625
Interest expense, net	10,187	10,964	40,188	23,485
Income tax expense	22,317	19,859	50,488	63,093
Depreciation and amortization of property	5,191	5,077	20,236	17,798
Amortization of intangibles (including impairment)	10,060	10,739	73,477	32,065
EBITDA	$ 87,558	$ 87,001	$ 328,382	$ 278,066

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization (including impairment), a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.

Reconciliation of Net Income and Net Income Per Share - Diluted, GAAP financial measures, with Adjusted Net Income and Adjusted Net Income Per Share (or Adjusted EPS), non-GAAP financial measures:
	Net Income Impact		Per Share - Diluted Impact
	Year Ended June 30,		Year Ended June 30,
	2019	2018	2019	2018
Net Income and Net Income Per Share	$ 143,993	$ 141,625	$ 3.68	$ 3.61
Adjustments:
FCX one-time costs	0	5,128	0	0.13
Canadian intangible impairment	23,109	0	0.59	0
Canadian tax valuation allowance	3,785	0	0.10	0
Restructuring costs	1,702	0	0.04	0
Adjusted Net Income and Adjusted EPS	$ 172,589	$ 146,753	$ 4.41	$ 3.74

Adjusted Net Income and Adjusted EPS excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2019	2018	2019	2018
Net Cash provided by Operating Activities	$ 103,435	$ 99,426	$ 180,601	$ 147,304
Capital expenditure	(7,259)	(5,332)	(18,970)	(23,230)
Free Cash Flow	$ 96,176	$ 94,094	$ 161,631	$ 124,074

Free cash flow is defined as net cash provided by operating activities less capital expenditures.